Exhibit 99.1

GULF ISLAND

REPORTS FIRST QUARTER 2025 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced its results for the first quarter 2025.

FIRST QUARTER 2025 SUMMARY

•
Consolidated revenue of $40.3 million
•
Consolidated net income of $3.8 million; Consolidated EBITDA of $4.5 million
•
Services division operating income of $1.6 million; EBITDA of $2.1 million
•
Fabrication division operating income of $3.8 million; EBITDA of $4.5 million
•
Entered into agreement in April to acquire certain assets of ENGlobal Corporation (“ENG”) relating to its automation, engineering and government services businesses

See “Non-GAAP Measures” below for the Company’s definition of EBITDA and reconciliations of the relevant amounts to the most directly comparable GAAP measure.

MANAGEMENT COMMENTARY

“The strategic actions we have undertaken in recent years enabled us to deliver solid first quarter results, despite growing macroeconomic uncertainty,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “We benefited from our small-scale fabrication business, which offset the impact of capital spending reductions by our Services offshore customers.”

“As we look to the remainder of 2025, the market outlook has become more difficult to forecast due to the macroeconomic uncertainty, including trade policies,” continued Heo. “While we are well-positioned in our fabrication business and remain optimistic regarding the long-term outlook for our end-markets, we are experiencing extended decision cycles. Similarly, while we are encouraged by the growing market opportunity for our expanded services offerings, our customers are targeting lower overall capital spending levels in the Gulf of America for 2025. We expect these factors to impact our operating results for the remainder of 2025, and, while we expect to remain profitable, we anticipate a significant decline in our second quarter results compared to the first quarter. Our operating results for the back half of the year are difficult to predict as these factors may impact the timing of potential fabrication project awards.”

“Our disciplined financial management and emphasis on preserving financial flexibility have enabled us to maintain a strong financial position with quarter-end cash and short-term investments in excess of $67 million,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “During the first quarter, we continued to invest in our organic growth initiatives, including our new cleaning and environmental services offering, returned capital to our shareholders through our share repurchase program, and made progress on the acquisition of certain assets of ENG.”

Heo continued, “Our capital allocation approach prioritizes investments in organic growth, the pursuit of strategic acquisitions, maintaining financial flexibility and returning capital to shareholders. Our agreement in April to purchase certain assets of ENG’s automation, engineering and government services businesses is consistent with this strategy. The acquisition of ENG provides several strategic benefits, including the expansion of our product and services capabilities, further diversifying our business into new end markets and increasing the overall value of our existing offerings. While the integration will take time and is not expected to contribute positively to our operating results during 2025, we are excited about the expected long-term value-creation from this acquisition.”

“As a result of our execution against our key strategic initiatives, we believe we are operating from a position of strength heading into a period of economic uncertainty. We believe our solid financial position will enable us to continue executing our disciplined capital allocation strategy consistent with our ongoing commitment to drive value for our shareholders,” concluded Heo.

RESULTS FOR FIRST QUARTER 2025

Consolidated – Revenue for the first quarter 2025 was $40.3 million, compared to $42.9 million for the prior year period. Net income for the first quarter 2025 was $3.8 million, compared to $6.2 million for the first quarter 2024. Adjusted EBITDA for the first quarter 2025 was $4.5 million, compared to $3.7 million for the prior year period. Adjusted EBITDA for the first quarter 2024 excludes a gain of $2.9 million for the Fabrication division related to the sale of excess property and income of $0.3 million for the Shipyard division. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of consolidated net income to adjusted EBITDA.

Services Division – Revenue for the first quarter 2025 was $19.9 million, a decrease of $5.7 million, or 22.2%, compared to the first quarter 2024. The decrease was primarily due to lower offshore maintenance activity and delayed timing of certain project opportunities.

Operating income was $1.6 million for the first quarter 2025, compared to $2.9 million for the first quarter 2024. EBITDA for the first quarter 2025 was $2.1 million (or 10.4% of revenue), down from $3.3 million (or 13.1% of revenue) for the prior year period, primarily due to lower revenue, a less favorable project margin mix and ongoing investments associated with the start-up of the division’s cleaning and environmental services offering. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the first quarter 2025 was $20.7 million, an increase of $3.6 million, or 20.7%, compared to the first quarter 2024. The increase was primarily due to higher small-scale fabrication activity.

Operating income was $3.8 million for the first quarter 2025, compared to $4.7 million for the first quarter 2024. Adjusted EBITDA for the first quarter 2025 was $4.5 million, up from $2.5 million for the prior year period. Adjusted EBITDA for the first quarter 2024 excludes a gain of $2.9 million related to the sale of excess property. The increase in operating results for 2025 compared to 2024 (excluding the property sale gain) was primarily due to higher revenue, a more favorable project margin mix and improved utilization of facilities and resources associated with increased small-scale fabrication activity. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Fabrication division’s operating income to adjusted EBITDA.

Former Shipyard Division – There was no revenue or operating results for the first quarter 2025 as the wind down of the Shipyard division’s operations was completed during the first quarter 2025, with the expiration of the last warranty period for the division’s ferry projects. Revenue for the first quarter 2024 was $0.4 million and operating income was $0.3 million.

Corporate Division – Operating loss was $2.1 million for the first quarter 2025, compared to an operating loss of $2.2 million for the first quarter 2024. EBITDA for the first quarter 2025 was a loss of $2.0 million, versus a loss of $2.1 million for the prior year period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Corporate division’s operating loss to EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at March 31, 2025 was $67.5 million, including $1.2 million of restricted cash associated with outstanding letters of credit. At March 31, 2025, the Company had total debt of $19.0 million, bearing interest at a fixed rate of 3.0% per annum, with annual principal and interest payments of approximately $1.7 million through December 2038. The estimated fair value of the debt was $12.6 million at March 31, 2025, based on an estimated market rate of interest.

During the first quarter 2025, the Company repurchased 86,364 shares of its common stock for $0.6 million (average price per share of $6.57), under its share repurchase program.

ENGLOBAL CORPORATION ACQUISITION

On April 15, 2025, the Company entered into an agreement to acquire certain assets (the “Acquisition”) of ENG’s automation, engineering and government services businesses (“ENG Business”), with completion of the Acquisition anticipated in the second quarter 2025. The automation business provides engineering, design, fabrication and integration of industrial automation systems to the oil & gas, renewable energy and traditional power industries. The automation business, which currently represents the most significant portion of the ENG Business, generated revenue of approximately $10.0 million in 2024. The engineering business provides various engineering solutions to the oil & gas and renewable energy industries, while the government services business provides ENG’s engineering and automation solutions to federal, state and local governments and education institutions, generally in the form of technical field services. The Acquisition is expected to broaden the Company’s product and services offerings to include automation and engineering solutions, further strengthen the Company’s fabrication offerings with supplemental engineering capabilities, expand the Company’s customer base and diversify its end markets.

The total capital commitment related to the transaction is $4.0 million, which includes (1) the initial $2.5 million debtor-in-possession financing, of which $1.2 million was advanced to ENG in the first quarter 2025 with the remainder advanced in April 2025, and (2) a $1.5 million payment made in April 2025 in exchange for the assumption of a $2.4 million loan from a creditor of ENG. The Company believes that the ENG Business may result in operating losses of approximately $1.0 to $2.0 million during the six-to-twelve-month period after the Acquisition.

FIRST QUARTER 2025 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, May 6, 2025 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results for the first quarter 2025. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and cleaning and environmental services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain measures, which are not recognized under U.S. generally accepted accounting principles (“GAAP”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit and new project awards. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including a gain from the sale of excess property) and the operating results for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit adjusted to remove revenue and gross profit for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). Reconciliations of these non-GAAP measures, including EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most directly comparable GAAP measures are presented under “Consolidated Results of Operations” and “Results of Operations by Division” below.

The Company believes new project awards is a useful supplemental measure as it represents work that the Company is obligated to perform under its current contracts. New project awards represents the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results; diversification and entry into new end markets; the expected timing of the consummation of the transaction with ENG (if at all); industry outlook; oil and gas prices; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; tax rates; implementation of the Company’s share repurchase program and any other return of capital to shareholders; liquidity; and execution of strategic initiatives. The words “anticipates,” “appear,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases under the Company’s share repurchase program will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The Company’s share repurchase program may be modified, increased, suspended or terminated at any time at the discretion of the Company’s board of directors. Any other return of capital to shareholders will be at the discretion of the Company’s board of directors.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the Company’s ability to successfully consummate the transaction contemplated by the asset purchase agreement with ENG, integrate the acquired business into its existing operations and realize the anticipated benefits or recover the amounts due under the outstanding loans by the Company to ENG; changes in trade policies of the U.S. and other countries, including tariffs and related market uncertainties; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2024, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations (in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
New project awards(1)	$33,980	$41,272	$43,818

Revenue	$40,273	$37,416	$42,881
Cost of revenue	33,658	30,101	36,757
Gross profit	6,615	7,315	6,124
General and administrative expense	3,235	3,698	3,484
Other (income) expense, net(2)	100	1	(3,068)
Operating income	3,280	3,616	5,708
Interest (expense) income, net	549	619	542
Income before income taxes	3,829	4,235	6,250
Income tax (expense) benefit	(2)	60	(10)
Net income	$3,827	$4,295	$6,240
Per share data:
Basic income per share	$0.23	$0.26	$0.38
Diluted income per share	$0.23	$0.26	$0.37
Weighted average shares:
Basic	16,339	16,359	16,215
Diluted	16,722	16,670	16,755

Consolidated Adjusted Revenue(1) Reconciliation (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Revenue	$40,273	$37,416	$42,881
Shipyard revenue	-	(126)	(409)
Adjusted revenue	$40,273	$37,290	$42,472

Consolidated Adjusted Gross Profit(1) Reconciliation (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Gross profit	$6,615	$7,315	$6,124
Shipyard gross profit	-	(1,165)	(319)
Adjusted gross profit	$6,615	$6,150	$5,805

Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income	$3,827	$4,295	$6,240
Income tax expense (benefit)	2	(60)	10
Interest expense (income), net	(549)	(619)	(542)
Operating income	3,280	3,616	5,708
Depreciation and amortization	1,256	1,224	1,193
EBITDA	4,536	4,840	6,901
Gain on property sale(2)	-	-	(2,880)
Shipyard operating income	-	(1,132)	(342)
Adjusted EBITDA	$4,536	$3,708	$3,679

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended
Services Division	March 31,	December 31,	March 31,
	2025	2024	2024
New project awards(1)	$19,871	$18,855	$25,468

Revenue	$19,855	$18,824	$25,534
Cost of revenue	17,572	17,164	21,921
Gross profit	2,283	1,660	3,613
General and administrative expense	700	695	743
Other (income) expense, net	-	81	3
Operating income	$1,583	$884	$2,867

EBITDA(1)
Operating income	$1,583	$884	$2,867
Depreciation and amortization	482	513	480
EBITDA	$2,065	$1,397	$3,347

	Three Months Ended
Fabrication Division	March 31,	December 31,	March 31,
	2025	2024	2024
New project awards(1)	$14,385	$22,649	$18,272

Revenue	$20,694	$18,698	$17,138
Cost of revenue	16,362	14,208	14,946
Gross profit	4,332	4,490	2,192
General and administrative expense	567	533	441
Other (income) expense, net(2)	(30)	(42)	(2,970)
Operating income	$3,795	$3,999	$4,721

EBITDA and Adjusted EBITDA(1)
Operating income	$3,795	$3,999	$4,721
Depreciation and amortization	698	639	635
EBITDA	4,493	4,638	5,356
Gain on property sale(2)	-	-	(2,880)
Adjusted EBITDA	$4,493	$4,638	$2,476

	Three Months Ended
Shipyard Division	March 31,	December 31,	March 31,
	2025(3)	2024	2024
New project awards(1)	$-	$-	$278

Revenue	$-	$126	$409
Cost of revenue(4)	-	(1,039)	90
Gross profit	-	1,165	319
General and administrative expense	-	-	-
Other (income) expense, net	-	33	(23)
Operating income	$-	$1,132	$342

EBITDA(1)
Operating income	$-	$1,132	$342
Depreciation and amortization	-	-	-
EBITDA	$-	$1,132	$342

	Three Months Ended
Corporate Division	March 31,	December 31,	March 31,
	2025	2024	2024
New project awards (eliminations)(1)	$(276)	$(232)	$(200)

Revenue (eliminations)	$(276)	$(232)	$(200)
Cost of revenue (eliminations)	(276)	(232)	(200)
Gross profit	-	-	-
General and administrative expense	1,968	2,470	2,300
Other (income) expense, net(2)	130	(71)	(78)
Operating loss	$(2,098)	$(2,399)	$(2,222)

EBITDA(1)
Operating loss	$(2,098)	$(2,399)	$(2,222)
Depreciation and amortization	76	72	78
EBITDA	$(2,022)	$(2,327)	$(2,144)

_________________

(1)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(2)
Other (income) expense for the Fabrication division for the three months ended March 31, 2024, includes a gain of $2.9 million from the sale of excess property. This amount has been removed from EBITDA to derive adjusted EBITDA. Other (income) expense for the Corporate division for the three months ended March 31, 2025, includes transaction costs of $0.2 million.
(3)
Effective January 1, 2025, the Shipyard division is no longer a reportable segment.
(4)
Gross profit for the Shipyard division for the three months ended December 31, 2024, includes project improvements of $1.0 million (including the favorable resolution of a vendor claim that resulted in negative cost of revenue).

Consolidated Balance Sheets (in thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,636	$27,284
Restricted cash	1,197	1,197
Short-term investments	37,639	38,784
Contract receivables and retainage, net	25,407	22,487
Contract assets	10,073	8,611
Prepaid expenses and other assets	5,616	5,139
Inventory	3,012	1,907
Total current assets	111,580	105,409
Property, plant and equipment, net	22,933	24,051
Goodwill	2,217	2,217
Other intangibles, net	522	557
Other noncurrent assets	910	982
Total assets	$138,162	$133,216
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,518	$5,801
Contract liabilities	934	1,278
Accrued expenses and other liabilities	11,220	13,180
Long-term debt, current	1,117	1,117
Total current liabilities	22,789	21,376
Long-term debt, noncurrent	17,886	17,888
Other noncurrent liabilities	782	850
Total liabilities	41,457	40,114
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,260 shares issued and outstanding at March 31, 2025 and 16,346 at December 31, 2024	11,645	11,669
Additional paid-in capital	107,865	108,065
Accumulated deficit	(22,805)	(26,632)
Total shareholders’ equity	96,705	93,102
Total liabilities and shareholders’ equity	$138,162	$133,216

Consolidated Cash Flows (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Cash flows from operating activities:
Net income	$3,827	$4,295	$6,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,256	1,224	1,193
Change in allowance for doubtful accounts and credit losses	—	—	(28)
(Gain) loss on sale or disposal of property and equipment, net	8	35	(3,241)
Stock-based compensation expense	343	333	506
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(2,920)	1,017	9,434
Contract assets	(1,462)	(2,796)	(2,166)
Prepaid expenses, inventory and other current assets	(432)	(707)	2,102
Accounts payable	3,998	235	(1,712)
Contract liabilities	(344)	(201)	(3,730)
Accrued expenses and other current liabilities	(1,879)	(891)	(1,422)
Noncurrent assets and liabilities, net	(176)	(239)	(157)
Net cash provided by operating activities	2,219	2,305	7,019
Cash flows from investing activities:
Capital expenditures	(307)	(464)	(2,553)
Issuance of note receivable	(1,150)	—	—
Proceeds from sale of property and equipment	11	—	8,894
Recoveries from insurance claims	—	—	326
Purchases of short-term investments	(14,074)	(29,238)	(22,170)
Maturities of short-term investments	15,220	34,475	3,050
Net cash provided by (used in) investing activities	(300)	4,773	(12,453)
Cash flows from financing activities:
Principal payments on long-term debt	—	(1,075)	—
Repurchases of common stock	(567)	(325)	(273)
Net cash used in financing activities	(567)	(1,400)	(273)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,352	5,678	(5,707)
Cash, cash equivalents and restricted cash, beginning of period	28,481	22,803	39,651
Cash, cash equivalents and restricted cash, end of period	$29,833	$28,481	$33,944